CREDIT AGREEMENT

dated as of

among

DBX ETF TRUST,

the Lenders party hereto

and

THE BANK OF NEW YORK MELLON,

as Administrative Agent

THE BANK OF NEW YORK MELLON,

As Lead Arranger and Book Runner

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104-3300

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SCHEDULES:

Schedule 1 List of Lenders and Commitments
Schedule 2 List of Funds and Pro-rata Shares

EXHIBITS:

Exhibit A	Form of Note
Exhibit B	Outline of Opinion of Counsel to the Borrowers
Exhibit C	Form of Written Borrowing Request
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Federal Reserve Form FR U-1
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Assignment and Assumption
Exhibit H	Form of Commitment Increase Supplement
Exhibit I	Form of Joinder Agreement

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CREDIT AGREEMENT, dated as of                     , among DBX ETF Trust, a Delaware statutory trust, the Lenders party hereto, and The Bank of New York Mellon, as Administrative Agent (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE 1.    DEFINITIONS

Section 1.1    Defined Terms

As used in this Credit Agreement, the following terms have the meanings specified below:

“Adjusted Senior Debt” means, with respect to any Borrower, as of any date, the sum of each of the following (without duplication) on such date with respect to such Borrower: (a) all Senior Debt of such Borrower, plus (b) all Financial Contract Liabilities of such Borrower, plus (c) all Secured Liabilities of such Borrower, plus (d) all Segregated Liabilities of such Borrower.

“Adjusted Total Net Assets” means, with respect to any Borrower, as of any date, (a) Total Net Assets of such Borrower, minus (b) the sum (without duplication) of the following with respect to such Borrower: (i) the value of all Excluded Assets of such Borrower (but not less than zero), plus (ii) the excess, if any, of (1) the value of all of such Borrower’s assets (other than Excluded Assets) that are subject to any Lien (other than an Ordinary Course Lien), that are segregated, or that are on deposit to satisfy margin requirements, minus (2) the sum of all Secured Liabilities of such Borrower (excluding, to the extent otherwise included therein, liabilities of such Borrower under the Loan Documents) and all Segregated Liabilities of such Borrower.

“Administrative Agent” has the meaning set forth in the preamble of this Credit Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied or approved by the Administrative Agent.

“Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.

“Affiliated Person” of another Person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5% or more of the outstanding voting securities of such other person; (b) any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company, and “controlling” and “controlled” shall have correlative meanings.

“Anti-Terrorism Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Applicable Accounting Principles” means, with respect to any Borrower, those accounting principles required by the ICA and prescribed by the SEC for such Borrower and, to the extent not so required or prescribed, GAAP.

“Applicable Money Market” means any money market applicable to the One-month Eurodollar Rate.

“Applicable Rate” means the Overnight Rate plus     .

“Approved Amount” means (a) in connection with any borrowing of any Loan, (i) $         or an integral multiple of $         in excess thereof, or (ii) the entire unused portion of the Commitments, and (b) in connection with any prepayment of any Loan by a Borrower, (i) $         or an integral multiple of $         in excess thereof, or (ii) the aggregate outstanding principal balance of all Loans to such Borrower.

“Approved Investment Vehicle” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c)(i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

“Asset Coverage Ratio” means with respect to any Borrower, as of any date, the ratio on such date of (a) Adjusted Total Net Assets of such Borrower to (b) the greater of (i) Adjusted Senior Debt of such Borrower, and (ii) one Dollar ($1).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA that is subject to ERISA and which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of an ERISA Group.

“Board” means, with respect to any Borrower, such Borrower’s board of trustees, or similar managing body, as applicable.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company, acting on behalf of and for the account of a Fund.

“Borrowing Request” means a request in accordance with Section 2.2 for a Loan or a conversion or continuation of a Loan and, if required in writing, in the form of Exhibit C.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Loan bearing interest determined by reference to the One-month Eurodollar Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date hereof, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date hereof or (c) compliance by any Lender (or, for purposes of Section 3.3(b), by any lending office of such Lender or by such Lender’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that for purposes of this Credit Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy or liquidity adequacy promulgated by such Lender for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States of America financial regulatory authorities, shall be deemed to have been adopted and become effective after the date hereof.

“Change of Circumstance” means, with respect to each Borrower that is a China A Share Investor, (a) such Borrower shall cease to have a subadvisor that has RQFII Status and has the necessary investment quota (to the extent allocated to such Borrower) to support the contemplated investment activities of such Borrower in China A shares, (b) such subadvisor or such Borrower is in default of any applicable law, rule, regulation or directive of any applicable PRC regulator, or there shall occur any change of any applicable law, rule, regulation or directive of the PRC to the extent that such default or change would have a material adverse effect on the ability of such Borrower to realize upon its investments in the PRC (including any repatriation thereof), or (c) there is any material development that would reasonably be expected to cast further doubt on the separateness of the assets of such Borrower from that of its custodian and/or subadviser, or which materially increases the likelihood that the assets of such Borrower could be subject to the claims of creditors of such Borrower’s custodian, subcustodian or subadviser.

“China A Share Investor” means any Borrower investing in or that may invest in the A share market of the PRC.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans to the Borrowers hereunder in an aggregate amount not exceeding the amount set forth adjacent to its name on Schedule 1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as such commitment may be changed from time to time pursuant to Section 2.3 or pursuant to an Assignment and Assumption. The initial aggregate amount of the Commitments of the Lenders on the Effective Date is $        .

“Commitment Fee Rate” means a rate per annum equal to     .

“Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date, or (b) such earlier date on which the Lenders’ obligations to make Loans shall have otherwise terminated or been terminated in accordance herewith.

“Company” means DBX ETF Trust, a Delaware statutory trust.

“Credit Parties” means, collectively, the Administrative Agent and the Lenders.

“CSRC” means the China Securities Regulatory Commission of the PRC.

“Custodian” means The Bank of New York Mellon, in its capacity as custodian under the Custody Agreement.

“Custody Agreement” means the Custody Agreement, dated as of                     , by and between the Company and The Bank of New York Mellon, in its capacity as custodian thereunder.

“DBX Advisors” means DBX Advisors LLC, a Delaware limited liability company.

“Default” means, with respect to any Borrower, any event or condition that constitutes an Event of Default with respect to such Borrower or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default with respect to such Borrower.

“Defaulting Lender” means, subject to Section 2.7, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the applicable Borrower in writing that such failure is the result of such Lender’s good faith reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the applicable Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the applicable Borrower, to confirm in writing to the Administrative Agent and the applicable Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and such Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code of the United States of America, or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law of the United States of America or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.7(b)) upon delivery of written notice of such determination to the applicable Borrower and each Lender.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” has the meaning set forth in Section 5.1.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as Debtdomain, that may or may not be provided or administered by the Administrative Agent or an Affiliate thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means, with respect to any Person, such Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with such Person, are treated as a single employer under Section 414 of the Code.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Assets” means, with respect to any Borrower, (a) all Related Investments in respect of any single Person in excess of 10% of the total assets of such Borrower, (b) all commercial tort claims, cooperative interests, goods, letter-of-credit rights and letters of credit, (c) all property other than Investments, (d) all deferred organizational and offering expenses, (e) all Investments that are in default (except to the extent that such Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of such Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (provided such regulations or official interpretations are substantively comparable and not materially more onerous to comply with).

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent.

“Federal Reserve Form” means a Form FR U-1 duly completed by each Lender and executed by each Borrower, the statements made in which shall, in the reasonable opinion of the Administrative Agent, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

“Financial Contract Liabilities” means, with respect to any Borrower, as of any date, the liabilities of such Borrower in respect of all Financial Contracts determined on a mark-to-market basis.

“Financial Contracts” means (a) any rate, basis, commodity, currency, debt, equity or other swap or swaption, (b) any put, cap, collar or floor agreement, (c) any rate, basis, commodity, currency, debt, equity or other futures or forward agreement, (d) any rate, basis, commodity, currency, debt, equity or other option, (e) any derivative, (f) any financial instrument whose value is derived from the value of something else, (g) any contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point or points in time, (h) any “swap agreement” within the meaning of Section 101(53B) of the Bankruptcy Code of the United States of America, (i) any foreign currency contract, repurchase agreement, reverse repurchase agreement, dollar roll, credit-linked note issued by a Borrower, indexed security issued by a Borrower, collateralized debt obligation, firm or standby commitment agreement, securities lending agreement, or when-issued contract, (j) any short-sale, and (k) any other arrangement similar to the foregoing.

“Foreign Lender” has the meaning assigned to such term in Section 3.4(e).

“Fund” means a Series listed on Schedule 2.

“Fundamental Policies” means, with respect to any Borrower, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by such Borrower set forth in its Prospectus as in effect on the Effective Date and which may be changed only by a vote of a majority of such Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (ii) all policies limiting the incurrence of Indebtedness by such Borrower set forth in its Prospectus as in effect on the Effective Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.

“ICA” means the Investment Company Act of l940.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all Financial Contract Liabilities of such Person, (j) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (k) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means any Taxes, levies, imposts, duties, charges, fees, deductions or withholdings of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein other than (a) net income taxes (however denominated), franchise taxes (imposed in lieu of net income taxes), branch profits taxes and any other similar taxes imposed upon any Lender (or its applicable lending office) by the jurisdiction under the laws of which such Lender (or its applicable lending office) is organized or in which its principal office is located or through which it holds the Loans or any political subdivision, taxing authority or other authority thereof or therein, (ii) any taxes imposed as a result of a present or former connection between any Lender (or its applicable lending office) and the jurisdiction imposing such tax other than a connection arising solely as a result of such Lender (or its applicable lending office) having executed, delivered or performed its obligations or received payments under, or enforced, this Credit Agreement, (iii) any U.S. Federal withholding taxes imposed under FATCA.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Indirect Fund” means an investment company (the “acquiring company”) that beneficially owns (a) in excess of     % of the voting stock of any other investment company (other than a money market fund), (b) one or more securities, issued by another investment company (other than a money market fund), the aggregate value of which exceed     % of the total assets of the acquiring company, or (c) one or more securities, issued by other investment companies (other than money market funds), the aggregate value of which exceed     % of the total assets of the acquiring company.

“Interest Payment Date” means, (a) the 10th Business Day of each immediately succeeding calendar month, and (b) the Maturity Date.

“Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Financial Contracts) of such Person to, (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Financial Contract, or (c) any other medium for investment.

“Investment Adviser” means, with respect to any Borrower, the investment adviser or investment manager therefor.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means, with respect to (a) any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) any securities, any purchase option, call or similar right of a third party.

“Loan” means a loan made pursuant to Section 2.2.

“Loan Balance” means, on any date of determination, an amount equal to the aggregate outstanding principal balance of the Loans.

“Loan Documents” means this Credit Agreement, the Notes, and all other agreements, certificates and other documents executed and delivered pursuant to this Credit Agreement by a Borrower or any officer, director or other authorized signatory thereof, together with all amendments, supplements or other modifications thereto.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means, with respect to each Borrower, a material adverse effect on (a) the property, assets, income or financial condition of such Borrower, (b) the ability of such Borrower to perform any of its monetary or other material obligations under any Loan Document or (c) the rights of, or benefits available to, any Credit Party under any Loan Document.

“Material Indebtedness” means, with respect to any Borrower, Indebtedness of such Borrower (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding the Threshold Amount.

“Maturity Date” means, with respect to each Loan made to a Borrower, the earliest to occur of (a) the date that is 45 consecutive days after the making of such Loan, (b) the Scheduled Commitment Termination Date, or (c) the date on which the outstanding principal balance of the Loans to such Borrower shall become due and payable in accordance herewith.

“Maximum Borrowing Value” means, at any time with respect to each Borrower’s assets constituting (a) Margin Stock, the “current market value” (within the meaning of Regulation U) thereof at such time, and (b) Non-Margin Assets, the “good faith loan value” (within the meaning of Regulation U) thereof at such time, provided that, with respect to each Non-Margin Asset, until such time, if any, as the Administrative Agent shall have notified such Borrower in writing of the Administrative Agent’s reasonable determination of the good faith loan value of such Non-Margin Asset, such Borrower may assume that the good faith loan value of such Non-Margin Asset is equal to     % of the book value thereof.

“Measurement Date” means, with respect to any Borrower, (a) except as otherwise provided in clause (b) below, the date of the most recent audited financial statements of such Borrower which were delivered to the Administrative Agent on or prior to the date of this Credit Agreement, or (b) after the date of this Credit Agreement, the date of the most recent annual audited financial statements of such Borrower which were delivered to the Administrative Agent in accordance with Section 6.1(a).

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA that is subject to ERISA and to which any member of an ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of such ERISA Group during such five year period.

“Non-Margin Assets” means, with respect to any Borrower, assets of such Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.

“Non-Recourse Person” has the meaning assigned to such term in Section 1.4.

“Note” means, with respect to each Lender, the promissory note, substantially in the form of Exhibit A, payable to the order of such Lender and dated the Effective Date, including all replacements thereof and substitutions therefor.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“One-month Eurodollar Rate” means, as of any date, the rate of interest per annum that appears on such date on the Reuters LIBOR01 screen displaying interest rates for Dollar deposits in the London interbank market (or on any successor or substitute page on such screen) at approximately 11:00 a.m., London time as the rate for Dollar deposits in the London interbank market with a maturity of one month, provided that if the Reuters LIBOR01 screen (or on any successor or substitute page on such screen or otherwise on such screen) does not include such a rate or is then unavailable, then One-month Eurodollar Rate shall be reasonably determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollar deposits in the London interbank market as may be selected by the Administrative Agent, provided further that in the absence of such availability, the One-month Eurodollar Rate shall be determined by reference to the rate at which Dollar deposits of $         in immediately available funds for a maturity of one month are offered by the principal office of the Administrative Agent to leading banks in the London interbank market at approximately 11:00 a.m. London time on such date, provided further that in the event the principal office of the Administrative Agent is not making such offers, it shall be conclusively presumed that, for purposes of Section 3.5, adequate and reasonable means do not exist for ascertaining the One-month Eurodollar Rate, provided further that if the day for which such rate is to be determined is not a Business Day, the One-month Eurodollar Rate for such day shall be such rate on the next preceding Business Day.

“Ordinary Course Lien” means any Lien referred to in Section 7.2(a), (b), (c), (d) or (e)(i).

“Ordinary Liabilities” means, with respect to any Borrower as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of such Borrower other than (a) Senior Debt, (b) Financial Contract Liabilities, (c) Secured Liabilities, and (d) Segregated Liabilities.

“Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.

“Overnight Rate” means, for any day, a rate per annum equal to the greater of (a) the Federal Funds Effective Rate in effect on such day, and (b) the One-month Eurodollar Rate. Any change in the Overnight Rate due to a change in the Federal Funds Effective Rate or the One-month Eurodollar Rate shall be effective from and including the effective date of such change in the Federal Funds Effective Rate or the One-month Eurodollar Rate.

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Permitted Investments” means, with respect to any Borrower, all Investments of such Borrower, in each case (a) to the extent that such Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by such Borrower is in conformity with its Prospectus in all material respects.

“Permitted Liens” means Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (a) is maintained, or contributed to, by any member of an ERISA Group for employees of any member of an ERISA Group or (b) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of an ERISA Group for employees of any Person which was at such time a member of an ERISA Group.

“PRC” means the People’s Republic of China.

“Pro-rata Share” means, as of any date, with respect to any Borrower, the percentage set forth next to the name of such Borrower on Schedule 2 as in effect on such date.

“Prospectus” means, with respect to any Borrower, the prospectus of such Borrower, dated the date set forth next to the name of the Fund comprising such Borrower on Schedule 2, as declared effective by the SEC, and as amended from time to time through and including the Effective Date.

“Redemption Payment” means any payment by any Borrower (whether in cash, securities or other property), including any sinking fund or similar deposit, by such Borrower on account of the purchase, redemption, tender, retirement, acquisition, cancellation, defeasance or termination of any shares, units or other equity interests issued by such Borrower.

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulated Investment Company” has the meaning set forth in Section 851 of the Code.

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means any Change in Law that shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or (b) impose on any Lender or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan.

“Related Investments” means, with respect to any Person, any investment (whether in the form of a security, Financial Contract or otherwise), in respect of which such Person (a) is the issuer thereof, (b) is a counterparty thereto, or (c) is a reference entity thereunder.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Restricted Payment” means, with respect to any Borrower, any dividend or other distribution by such Borrower (whether in cash, securities or other property) with respect to any shares, units or other equity interests issued by such Borrower, provided, however, that any dividend, distribution or other payment payable solely in shares of common stock of such Borrower shall not constitute a “Restricted Payment”.

“Required Lenders” means, at any time, one or more Lenders having unused Commitments and outstanding Loans representing greater than     % of the sum of the unused

Commitments and outstanding Loans of all Lenders, provided that if there are shall be only two Lenders, both Lenders shall be required, provided further that the unused Commitments and outstanding Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“RQFII Status” means, with respect to any Person, its status as a Renminbi Qualified Foreign Institutional Investor from the CSRC.

“Sanctioned Country” means a country subject to a sanctions program identified on a list maintained by OFAC.

“Sanctioned Person” means (a)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (b) a Person (including, for purposes of this defined term, a vessel) named on any list of “Specially Designated Nationals” maintained by OFAC.

“Scheduled Commitment Termination Date” means                     .

“SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.

“Secured Liabilities” means, with respect to any Borrower as of any date, all liabilities of such Borrower secured by Liens on property (other than Excluded Assets).

“Securities Act” means the Securities Act of 1933.

“Segregated Liabilities” means, with respect to any Borrower as of any date, all liabilities and other obligations of such Borrower relating to assets (other than Excluded Assets) that have been segregated or are otherwise subject to margin arrangements (including assets segregated by such Borrower to comply with Section 18 of the ICA with respect to Financial Contracts).

“Senior Debt” means, with respect to any Borrower as of any date, the aggregate amount of Senior Securities Representing Indebtedness of such Borrower.

“Senior Security” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Senior Security Representing Indebtedness” has the meaning set forth in the first sentence of Section 18(g) of the ICA.

“Series” means a separate mutual fund series or portfolio of the Company.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of the Borrowers, as well as documents and other written materials relating to the Borrowers, the Credit Parties or any of their respective subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Status” has the meaning set forth in Section 4.16.

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Threshold Amount” means, with respect to any Borrower, $        .

“Total Net Assets” means, with respect to any Borrower as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of such Borrower less (b) the Ordinary Liabilities of such Borrower.

“Transactions” means, with respect to any Borrower, the (a) execution, delivery and performance by such Borrower of each Loan Document to which it is a party, (b) borrowing of the Loans by such Borrower and (c) use by such Borrower of the proceeds of such Loans.

Section 1.2    Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.

Section 1.3    Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation by any Borrower of any financial ratio or requirement set forth in this Credit Agreement and (a) such Borrower notifies the Administrative Agent that such Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (b) the Required Lenders so object, then such Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by such Borrower or the Required Lenders, as the case may be, or such Borrower and the Required Lenders otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement by each Borrower shall be consistent with such Borrower’s financial statements required to be delivered hereunder.

Section 1.4    Liability; Non-Recourse Persons; Schedule 2

(a) Notwithstanding anything to the contrary contained in any Loan Document, the obligations and liabilities of each Borrower under this Credit Agreement and the other Loan Documents shall be several and not joint. Each liability or obligation incurred under the Loan Documents by a Borrower will be incurred solely for the account of such Borrower. Notwithstanding anything to the contrary contained in any Loan Document, the parties hereto acknowledge and agree that the sole source of payment of each liability or obligation incurred under the Loan Documents by a Borrower shall be the revenues and assets of such Borrower.

(b) The Credit Parties hereby agree for the benefit of each and every trustee, director, and officer of, and each record owner of any outstanding shares of, a Borrower (each a “Non-Recourse Person”) that (a) no Non-Recourse Person shall have any personal liability for any obligation of any Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; and (b) no claim against any Non-Recourse Person or any property thereof may be made for any obligation of any Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by such Borrower hereunder or thereunder. Nothing contained in this Section 1.4(b) shall limit, restrict, prevent or otherwise prohibit any Credit Party from pursuing any claim or cause of action which it may now or hereafter have against any Non-Recourse Person for fraud, willful misrepresentation of any material fact or misappropriation of funds or assets.

(c) Notwithstanding anything to the contrary contained in Section 10.2, the Borrowers may change the Pro-rata Shares on Schedule 2 by delivery to the Bank of an amended Schedule 2 certified by the Borrowers, provided that (i) the sum of all Pro-rata Shares shall at all times equal     %, and (ii) no Event of Default with respect to any Borrower shall have occurred and be continuing.

ARTICLE 2.    THE CREDITS

Section 2.1    Commitment

Subject to the terms and conditions set forth herein, each Lender agrees to make loans to each Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto, the Loan Balance will not exceed the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Loans.

Section 2.2    Loans

(a) General Provisions. To request a Loan, a Borrower shall make a Borrowing Request to the Administrative Agent by telephone or e-mail not later than 12:00 p.m., New York City time, on the Business Day of the borrowing of the proposed Loan. Such telephonic or e-mail Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a duly executed Borrowing Request duly signed by or on behalf of such Borrower. Each such telephonic, e-mail and written Borrowing Request shall specify: (A) the requested date for such Loan (which shall be a Business Day), and (B) the amount of such Loan, which shall be an Approved Amount.

(b) Funding of Loans. Promptly following receipt of a Borrowing Request from any Borrower in accordance with subsection (a) of this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested borrowing. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to such Borrower on such proposed date by promptly transferring the amounts so received, in like funds, to a custodial account at the Custodian in the name of such Borrower or, in the event a borrowing shall not occur on such date because any condition precedent herein shall not have been met, return the amounts so received to the respective Lenders, without interest.

Section 2.3    Termination, Reduction, Increase and Extension of Commitment

(a) Unless previously terminated, the Commitment shall terminate on the Scheduled Commitment Termination Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, without premium or penalty, the Commitment, provided that (i) the Borrowers may not terminate or reduce the Commitment if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the outstanding principal balance of the Loans would exceed the Commitments of all Lenders, and (ii) each such reduction shall be in a minimum amount of $         and in an integral multiple of $        .

(c) The Borrowers shall notify the Administrative Agent of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrowers pursuant to this Section shall be irrevocable and any termination or reduction of the Commitment hereunder shall be permanent. Upon receipt of each such notice, the Administrative Agent shall promptly send each Lender a copy thereof. Each termination or reduction of the Commitment shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.

(d) The Commitments shall terminate and be reduced to zero and all outstanding obligations shall become immediately due and payable if the Company (i) is consolidated with or merged with or into any other Person, or (ii) in any single transaction or series of related transactions, sells, leases or otherwise transfers, directly or indirectly, all or substantially all of its property. The Commitments with respect to any Borrower shall terminate and be reduced to zero and all outstanding obligations of such Borrower shall become immediately due and payable if the Fund comprising such Borrower (i) is consolidated with or merged with or into any other Person, or (ii) in any single transaction or series of related transactions, sells, leases or otherwise transfers, directly or indirectly, all or substantially all of its property.

(e) The Commitments with respect to any Borrower shall terminate and be reduced to zero and all outstanding obligations of such Borrower shall become immediately due and payable if any Organization Document of such Borrower is amended or otherwise modified, in each case in any way which would adversely affect the rights or remedies of the Administrative Agent or any Lender under the Loan Documents.

(f) Subject to Section 10.15, the Borrowers may at any time and from time to time, at the Borrowers’ sole cost, expense and effort, request any one or more of the Lenders (other than a Defaulting Lender) or an Affiliate of a Lender (other than a Defaulting Lender) to increase its Commitment or to provide a new Commitment, as the case may be (the decision to be within the sole and absolute discretion of such Lender or Affiliate) or any other Person reasonably satisfactory to the Administrative Agent to provide a new Commitment, by submitting a Commitment Increase Supplement substantially in the form of Exhibit H duly executed by each Borrower and each such Lender or Affiliate or other Person, as the case may be, to the Administrative Agent. If such Commitment Increase Supplement is in all respects satisfactory to the Administrative Agent, the Administrative Agent shall execute such Commitment Increase Supplement and deliver a copy thereof to each Borrower and each such Lender, Affiliate, or other Person, as the case may be. Upon execution and delivery of such Commitment Increase Supplement by the Administrative Agent, (i) in the case of each such Lender, such Lender’s Commitment shall be increased to the amount set forth in such Commitment Increase Supplement, (ii) in the case of each such Affiliate or other Person, such Affiliate or other Person shall thereupon become a party hereto and shall for all purposes of the Loan Documents be deemed a “Lender” having a Commitment as set forth in such Commitment Increase Supplement, and (iii) in each case, the Commitment of such Lender, Affiliate, or such other Person, as the case may be, shall be as set forth in the applicable Commitment Increase Supplement; provided, however, that:

(A)    immediately after giving effect thereto, the aggregate Commitments shall not exceed $        ;

(B)    each such increase shall be in an amount not less than $         and in an integral multiple of $        ;

(C)    if Loans would be outstanding immediately after giving effect to each such increase, then simultaneously with such increase (1) each such Lender, each such Affiliate, or other Person and each other Lender shall be deemed to have entered into a master assignment and acceptance agreement, in form and substance substantially similar to Exhibit G, pursuant to which each such other Lender shall have assigned to each such Lender and each such Affiliate or other Person a portion of its Loans necessary to reflect proportionately the Commitments as adjusted in accordance with this Section 2.3(f), and (2) in connection with such assignment, each such Lender and each such Affiliate, or other Person shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans, and in connection with such master assignment; and

(D)    each such Affiliate or other Person shall have delivered to the Administrative Agent and the Borrowers all forms, if any, that are required to be delivered by such Affiliate or other Person pursuant to Section 3.4(d).

(g) The Borrowers may at any time and from time to time (but not more than 60 days nor less than 30 days prior to the then existing Scheduled Commitment Termination Date) request in writing that all of the Lenders agree (the decision so to agree to be within the sole and absolute discretion of each Lender) to extend the Scheduled Commitment Termination Date by 364 days per each such request by giving written notice thereof to the Administrative Agent. Upon receipt of each such notice, the Administrative Agent shall promptly send each lender a copy thereof. Any Lender not responding to such notice shall be deemed not to have consented to such extension. In the event that all of the Lenders shall have consented to such extension request during the period between (and including) the 30th day and the 15th day prior to the then existing Scheduled Commitment Termination Date the Scheduled Commitment Termination Date shall, subject to Section 8.2, be extended to the day which is 364 days (or such fewer number of days as the Borrowers and each of the Lenders shall agree) following the then existing Scheduled Commitment Termination Date (or, if such day is not a Business Day, the Business Day immediately preceding such day), provided that (i) all conditions precedent, if any, to such extension shall have been satisfied, and (ii) the Administrative Agent shall have received such certificates, legal opinions and other documents as it shall reasonably request in connection with such extension. In all other events, the then existing Scheduled Commitment Termination Date shall not be extended.

Section 2.4    Repayment of Loans; Evidence of Debt

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date therefor.

(b) In the event that on any date, any Borrower shall fail to be in compliance with Section 7.7(a), such Borrower shall, within one Business Day, repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, such Borrower is in compliance with Section 7.7(a). In the event that on any date, any Borrower shall fail to be in compliance with Section 7.7(b), such Borrower shall immediately repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, such Borrower is in compliance with Section 7.7(b).

(c) If the Commitment is terminated pursuant to Section 2.3(d) or Section 2.3(e), the affected Borrower shall immediately repay all outstanding obligations of such Borrower.

(d) Each Lender, acting solely for this purpose as agent of the Borrowers, shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and accrued interest on each Loan made by such Lender at one of its offices in the United States of America. The entries made in such account or accounts shall, to the extent not prohibited by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of such Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement.

Section 2.5    Voluntary Prepayments

Each Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Loan made to such Borrower in whole or in part. Such Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder not later than 2:00 p.m., New York City time on the date of prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each such notice shall be irrevocable and shall specify the Borrower, the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of the Loans pursuant to this Section 2.5 shall be in an amount equal to $         in the aggregate or an integral multiple of $         in excess thereof. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.

Section 2.6    Payments Generally

(a) In General. Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York 10286, or such other office as to which the Administrative Agent may notify such Borrower. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. If at any time insufficient funds are received by and available to the Administrative Agent from any Borrower to pay fully all amounts of principal of Loans made to such Borrower, interest, fees and other amounts then due under the Loan Documents from such Borrower, such funds shall be applied to the obligations owing by such Borrower: (i) first, to payment of such amounts

(excluding principal, interest and fees), in such order as the Administrative Agent may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Loan Documents shall not be refundable under any circumstances.

(b) Pro Rata Treatment. Each payment or prepayment of principal of any Loan, each payment of interest on the Loans, each payment of fees payable to the Lenders, and each reduction of the aggregate Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if the Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Loan to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Loan to the next higher or lower whole dollar amount.

(c) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2(c) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and such Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (x) in the case of such Borrower, the Applicable Rate and (y) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s share of such Loan for purposes of this Credit Agreement, and such Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.6(c)(i) shall cease.

(ii) Payments by any Borrower Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii) Notices. A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this paragraph (c) shall be presumptively correct, absent manifest error.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any Loan or to make any payment under Section 10.3(c).

(e) Sharing.    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 2.7    Defaulting Lenders

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.    Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as any Borrower may request (so long as no Default exists), to the funding of any Loan made to such Borrower in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.7(a) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to Section 3.2(a) for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.8    Additional Funds and Withdrawal of Borrower

(a) Additional Funds. Other Series of the Company may, with the prior written consent of the Administrative Agent and each Lender, become “Funds” under this Credit Agreement in addition to those Funds listed on Schedule 2. Such Series shall be deemed “Funds” for all purposes of this Agreement by executing a Joinder Agreement substantially in the form of Exhibit I to this Credit Agreement and, if requested by any Lender a Note or Notes in form and substance satisfactory to the Administrative Agent and the applicable Lender, which Joinder Agreement shall be accompanied by (i) the documents and instruments required to be delivered by each Borrower pursuant to Section 5.1 and such other documents as the Administrative Agent and each Lender may reasonably request, and (ii) the payment to each Lender of $        . No additional Series shall be admitted as a Fund under this Credit Agreement unless at the time of such admission and after giving effect thereto: (i) the representations and warranties set forth in Article 4 shall be true and correct with respect to such Borrower, (ii) such Borrower shall be in compliance in all material respects with all of the terms and provisions set forth herein on its part to be observed or performed at the time of the admission and after giving effect thereto, and (iii) no Default shall exist or be continuing with respect to such Borrower at the time of the admission and after giving effect thereto.

(b) Withdrawal of Borrower. In the event that any Borrower desires to terminate its participation in this Credit Agreement, such Borrower shall give the Administrative Agent at least three Business Days’ advance written notice thereof. Upon the date specified in such notice and subject to the receipt by the Administrative Agent of (i) the outstanding principal balance of any Loans made to such Borrower together with any accrued and unpaid interest thereon, (ii) such Borrower’s Pro-rata Share of any accrued and unpaid fees and other amounts due from such Borrower hereunder, and (iii) a replacement Schedule 2 from the Borrowers setting forth the names and Pro-rata Shares of each remaining Fund, such Borrower shall, without any premium or penalty, cease to be a Borrower hereunder, provided that any obligations of such Borrower hereunder which would survive the termination of this Credit Agreement pursuant to the terms hereof shall survive such Borrower’s withdrawal from this Credit Agreement and shall only be obligations of such Borrower, and no other Borrower shall have any liability therefor.

ARTICLE 3.    INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1    Interest

(a) Each Loan made to a Borrower shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default with respect to such Borrower has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus     %, and (ii) all other amounts owing by such Borrower under the Loan Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Applicable Rate plus     %.

(b) Accrued and unpaid interest on each Loan shall be payable in arrears on each Interest Payment Date, provided that (1) interest accrued and unpaid pursuant to each of clauses (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment). The Federal Funds Effective Rate and the One-month Eurodollar Rate shall each be determined by the Administrative Agent in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.

Section 3.2    Fees

(a) Each Borrower shall pay to the Administrative Agent for the account of each Lender such Borrower’s Pro-rata Share of a commitment fee, at a rate per annum equal to the Commitment Fee Rate during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 10.6 to but excluding the Commitment Termination Date, on the daily amount of the excess of the Commitment of such Lender over the outstanding principal balance of such Lender’s Loans. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitments are reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) On the date hereof, each Borrower shall pay to the Administrative Agent for the account of each Lender an upfront fee in an amount equal to such Borrower Pro-rata Share of     % of such Lender’s Commitments as in effect on the date hereof.

Section 3.3    Increased Costs

(a) If there shall occur any Regulatory Change and the result thereof shall be (i) to increase the cost to any Lender of making or maintaining any Loan to a Borrower, or to reduce the amount of any sum received or receivable by such Lender from such Borrower under the Loan Documents (whether of principal, interest or otherwise), then such Borrower will pay to such Lender such amount as will compensate such Lender for such increased costs or reduced amount, or (ii) to increase the cost to such Lender of maintaining the Commitment, then such Borrower will pay to such Lender such amount as will compensate such Lender for such increased costs.

(b) If any Lender determines in good faith that any Change in Law regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, as a consequence of this Credit Agreement or any Loan made by such Lender hereunder to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity and capital adequacy), then from time to time each Borrower will pay to such Lender such Borrower’s Pro-rata Share of such additional amount or amounts as will compensate such Lender or such Lender’s holding company for (i) any such reduction suffered as a consequence of such Loan, and (ii) any other such reduction.

(c) A certificate of a Lender setting forth such Lender’s reasonable good faith determination of the additional amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within ten days after receipt thereof. In determining such additional amounts of compensation, such Lender will act reasonably and in good faith.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.4    Taxes

(a) All payments by any Borrower hereunder and under any of the other Loan Documents shall be made in Dollars, in each case without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Borrower is required by law (as determined in the good faith discretion of such Borrower or its agent) to make such deduction or withholding. Subject to Section 3.4(b), if any Indemnified Taxes are required to be withheld with respect to any amount payable by such Borrower hereunder or under any of the other Loan Documents, such Borrower will pay to the Administrative Agent on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable each Lender to receive the same net amount which each such Lender would have received on such due date had no such Indemnified Taxes been required to be withheld. Each Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by such Borrower hereunder or under such other Loan Document. If any Borrower reasonably believes that such Indemnified Taxes were not correctly or reasonably asserted, each applicable Lender will use reasonable efforts to cooperate (at the sole cost and expense of such Borrower) with such Borrower to obtain a refund of such taxes (which shall be repaid to such Borrower so long as such efforts would not, in the good faith determination of any such Lender, result in any material additional costs, expenses or risks or be otherwise disadvantageous to it). Each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), if requested by such Borrower, to change the jurisdiction of its applicable lending office if, in the reasonable judgment of such Lender, the making of such a change would avoid the need for, or reduce the amount of, any such amounts payable by such Borrower that may thereafter accrue and would not, in the reasonable judgment of such Lender, subject such Lender to any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.

(b) Notwithstanding anything to the contrary contained in Section 3.4(a), no Borrower will be required to make any additional payment to or for the account of any Lender with respect to any Indemnified Taxes under Section 3.4(a) (i) by reason of a breach by such Lender of any certification or representation set forth in any form furnished to such Borrower under Section 3.4(d), (ii) by reason of such Lender’s failure or inability to furnish under Section 3.4(d) an original or an extension or renewal of any form required under Section 3.4(d), or (iii) if such Indemnified Taxes are withholding taxes imposed on amounts payable to any Lender at the time such Lender became a party to this Credit Agreement (or designates a new lending office or changes its place of organization or principal office), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts, from such Borrower with respect to such Indemnified Taxes pursuant to Section 3.4(a).

(c) If any Lender determines, in its reasonable discretion, that it has received a refund of any taxes as to which it has been indemnified by any Borrower or with respect to which such Borrower has paid additional amounts pursuant to Section 3.4(a), it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under Section 3.4(d)), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that such Borrower, upon the request of such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to such Lender in the event such Lender is required to repay such refund to such governmental authority. Each Lender agrees, that upon the occurrence of any event giving rise to a tax as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to Section 3.4(a), it will use reasonable efforts to mitigate the effect of any such event, including (if requested by such Borrower) (i) by designating another lending office for any Loan affected by such event if, in the reasonable judgment of such Lender, such designation (A) would eliminate or reduce amounts payable pursuant to this Section 3.4 in the future, and (B) would not subject such Lender to any unreimbursed cost or expense and would not be otherwise disadvantageous to such Lender and (ii) by completing and delivering or filing any tax-related forms which would reduce or eliminate such tax or additional amounts. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender that has effected any such re-designation pursuant to Section 3.4(a) or (c). This paragraph (c) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(d) (i) If the Bank is not a Foreign Bank it shall deliver to the Borrowers an original signed, properly completed IRS Form W-9 (or any successor form) certifying that the Bank is not subject to U.S. backup withholding tax, on or prior to the date on which the Bank becomes a party to this Credit Agreement, promptly upon the obsolescence, expiration, or invalidity of any form previously delivered by the Bank, and from time to time thereafter upon the request of the Borrowers.

(ii) If any Lender is a Foreign Bank that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document, such Lender (x) shall deliver to such Borrower, at the time or times prescribed by applicable law or reasonably requested by such Borrower, such properly completed and executed documentation prescribed by such applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, and (y) if requested by such Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower, including without limitation, as will enable such Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that (A) any Borrower is resident for tax purposes in the United States of America, and (B) any Lender is a Foreign Bank, such Lender shall deliver to such Borrower on or prior to the date on which such Lender becomes a party to this Credit Agreement (and promptly upon the obsolescence, expiration or invalidity of any form or certificate previously delivered by such Lender or from time to time thereafter upon the reasonable request of such Borrower), whichever of the following is applicable:

(1) original signed and duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party that reduces or eliminates withholding tax;

(2) original signed and duly completed copies of Internal Revenue Service Form W-8ECI;

(3) in the case in which any Lender is claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a written certificate that the Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 871(h)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” receiving interest from a related person within the meaning of section 881(c)(3)(C) of the Internal Revenue Code and (y) original signed and duly completed copies of Internal Revenue Service Form W-8BEN; or

(4) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in Federal withholding tax of the United States of America duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers as may be necessary for each Borrower to comply with its obligations under FATCA and to determine such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.4(d)(iii), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Section 3.5    Alternate Rate of Interest

If the Administrative Agent determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan the pricing of which is determined by reference to an Applicable Money Market (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Administrative Agent of making, maintaining, converting or continuing such Affected Loan because of (a) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (b) other circumstances arising after the date hereof affecting the Required Lenders or such Applicable Money Market, then the Administrative Agent may give notice thereof to the Borrowers by telephone or facsimile and (i) upon the giving of such notice, each existing Affected Loan shall thereafter bear interest at a rate per annum equal to the Applicable Rate as determined by reference to the Federal Funds Effective Rate, and (ii) until such notice is rescinded by the Administrative Agent, the Lenders shall have no obligation to make any new Loan that would be an Affected Loan. The Administrative Agent agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Administrative Agent shall by notice to the Borrowers rescind such notice with respect to such Affected Loan.

ARTICLE 4.    REPRESENTATIONS AND WARRANTIES

Each Borrower, in order to induce the Credit Parties to enter into this Credit Agreement and make Loans to such Borrower hereby makes the following representations and warranties to the Credit Parties:

Section 4.1    Organization and Power

The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Company has all requisite power and authority to own its property and to carry on its business as now conducted.

Section 4.2    Authority and Execution

Such Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents to which it is a party, all of which have been duly authorized by all proper and necessary action, and such Borrower is in full compliance with its Organization Documents. Such Borrower has duly executed and delivered the Loan Documents to which it is a party.

Section 4.3    Binding Agreement

The Loan Documents constitute the valid and legally binding obligations of such Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.

Section 4.4    Litigation

There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Company or any Series) pending or, to the knowledge of such Borrower, threatened against the Company or any Series or maintained by the Company or any Series which (a) call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (b) would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.5    Approvals and Consents

No consent, authorization or approval of, filing with, notice to, or exemption by, the holders of any securities issued by such Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by such Borrower of, and the performance by such Borrower of its obligations under, the Loan Documents to which it is a party or is required as a condition to the validity or enforceability of the Loan Documents to which it is a party with respect to or against such Borrower or its property or assets. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by such Borrower or performance by such Borrower of its obligations under, or affect the validity with respect to or against such Borrower of, the Loan Documents to which it is a party.

Section 4.6    No Conflict

Neither the Company nor any Series is in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out by such Borrower of the terms of the Loan Documents to which it is a party, the Loans hereunder and the use by such Borrower of the proceeds thereof (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Company or such Borrower or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Loan Documents) upon the property of such Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which, in respect of any such violations under clause (i) or defaults, conflicts or consents, if not obtained, under clause (ii), could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with its Fundamental Policies.

Section 4.7    Taxes

The Company and each Series has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens have been filed against such Borrower or any of its property. The charges, accruals and reserves on the books of such Borrower with respect to all federal, state, local and other Taxes are adequate, and such Borrower knows of no unpaid assessment which is due and payable against or any claims being asserted against the Company or any Series which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.

Section 4.8    Compliance

Neither the Company nor any Series is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Company and each Series is complying in all respects with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

Section 4.9    Property

Such Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.

Section 4.10    Federal Reserve Regulations; Use of Loan Proceeds

Except for the Federal Reserve Form to be executed and delivered by the Borrowers, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by such Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.

Section 4.11    No Material Adverse Effect

Since the Measurement Date with respect to such Borrower, such Borrower has conducted its businesses only in the ordinary course and there has been no event or occurrence that has resulted in a Material Adverse Effect with respect to such Borrower.

Section 4.12    Material Agreements

Each agreement between such Borrower and the Investment Adviser is in full force and effect, except to the extent that failure of any such agreements, individually or in the aggregate, to be in full force and effect could not reasonably be expected to have a Material Adverse Effect, and is in full force and effect in all material respects.

Section 4.13    Financial Condition

The statement of assets and liabilities of such Borrower as of the Measurement Date applicable thereto, if any, and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to each Credit Party, fairly present, in all material respects, the financial position of such Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.

Section 4.14    No Misrepresentation

No representation or warranty of such Borrower contained in any Loan Document and no certificate or report from time to time furnished by such Borrower to any Credit Party in connection with the transactions contemplated thereby, contains a misstatement of material fact, or, to the best knowledge of such Borrower, omits to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

Section 4.15    Legal Status

(a) Neither the Company nor any Series is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Company nor any Series is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States of America Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act. Neither the Company nor any Series (I) is a blocked person described in section 1 of the Anti-Terrorism Order or (II) to such Borrower’s knowledge, is engaged in any dealings or transactions, or is otherwise associated, with any such blocked person.

(b) Neither the Company nor any Series (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, and (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

(c) The Company and each Series is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. Neither the Company nor any Series has made any payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Person in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 4.16    Investment Company Status; Change of Circumstance

(a) Such Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is an “open-end company” and a “non-diversified company” in each case within the meaning of Section 5 of the ICA, (iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, any Credit Party, (v) it is not an Indirect Fund, (vi) it has only one series of capital stock, (vii) it is in compliance with the Fundamental Policies, and (viii) it is not a party to any inter-fund lending arrangement.

(b) Such Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and the Fundamental Policies.

(c) Such Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

(d) If such Borrower is a China A Share Investor, no Change of Circumstance has occurred.

Section 4.17    ERISA

Neither the Company nor any Series (a) is, or has been in the last five (5) years, a member of an ERISA Group, or (b) has liability in respect of any Benefit Arrangement, Plan or Multiemployer Plan subject to ERISA. None of the following (individually or collectively) constitute a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available: (i) the execution and delivery of the Loan Documents by such Borrower and Credit Parties, (ii) the incurrence of any obligation under the Loan Documents by such Borrower and the Credit Parties, (iii) the making of any Loan to such Borrower, (iv) the payment by such Borrower of any principal, interest, fee or other sum owing under the Loan Documents, or (v) the consummation by such Borrower or any Credit Party of any other transaction contemplated by the Loan Documents.

ARTICLE 5.    CONDITIONS

Section 5.1    Effective Date

The obligation of the Lenders to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 10.2 (and the Administrative Agent shall notify the Borrowers of the Effective Date, and such notice shall be conclusive and binding):

(a) The Administrative Agent shall have received either (i) a counterpart of this Credit Agreement signed on behalf of each Borrower or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or PDF of a signed signature page of this Credit Agreement) that each Borrower has signed a counterpart of this Credit Agreement.

(b) The Administrative Agent shall have received a Note for each Lender that shall have requested one, dated the Effective Date, executed on behalf of each Borrower.

(c) The Administrative Agent shall have received favorable written opinions (addressed to the Credit Parties and dated the Effective Date) from counsels to the Borrowers acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Agent and the Lenders. Each Borrower hereby requests such counsels to deliver such opinions.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by authorized representatives of the Borrowers, substantially in the form of Exhibit D hereto, and in all other respects satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received for each Lender a copy of an initial Federal Reserve Form, substantially in the form of Exhibit E hereto, duly executed and delivered by or on behalf of the Borrowers, in form and substance acceptable to the such Lender.

(f) The Administrative Agent shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against the Borrowers disclosing that there are no Liens of record in such official’s office covering any Borrower or any asset or property thereof.

(g) The Administrative Agent shall have received all fees and other amounts due and payable by the Borrowers on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrowers hereunder.

(h) The Administrative Agent and each Lender shall have completed its due diligence review with respect to each Borrower, and the results of any such due diligence review are satisfactory in form and substance to the Administrative Agent or such Lender, as applicable.

Section 5.2    Each Credit Event

The obligation of each Lender to make any Loan to a Borrower is subject to the satisfaction of the following conditions:

(a) The representations and warranties of such Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan (other than, as to any such representation or warranty that by its terms refers to a specific date, in which case such representation and warranty shall be true and correct in all respects as of such specified date), and no Default with respect to such Borrower shall have occurred and be continuing.

(b) The Administrative Agent shall have received a written Borrowing Request signed by such Borrower setting forth the information required by Section 2.2(a).

(c) To the extent required by Regulation U, the Administrative Agent shall have received (i) copies of a Federal Reserve Form for each Lender, duly executed and delivered by such Borrower and completed for delivery to such Lender, in form reasonably acceptable to such Lender, or (ii) a current list of Margin Stock and Non-Margin Assets of such Borrower, in a form reasonably acceptable to such Lender and in all respects in compliance with Regulation U, including Section 221.3(c)(2)(iv) thereof.

(d) The Administrative Agent shall have received such other documentation and assurances as shall be reasonably requested in writing by it in connection herewith.

Each request for a Loan by a Borrower shall be deemed to constitute a representation and warranty by such Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

ARTICLE 6.    AFFIRMATIVE COVENANTS

With respect to each Borrower, until the Commitments have expired or been terminated and the principal of and interest on each Loan made to such Borrower and all fees and other amounts payable by such Borrower under the Loan Documents shall have been paid in full, such Borrower covenants and agrees with the Credit Parties that:

Section 6.1    Financial Statements and Other Information

Such Borrower shall furnish or cause to be furnished to each Credit Party:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of such Borrower, a copy of its statement of assets and liabilities as at the end of such fiscal year, together with the related schedule of investments and statements of operations and changes in net assets as of and through the end of such fiscal year; each such statement of assets and liabilities and the related schedule of investments and statements of operations and changes in net assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for such Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States of America and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion, provided that (x) such Borrower shall not be required to deliver such annual financial statements to any Credit Party if such annual financing statements are readily available in printable format within 120 days after the end of such Borrower’s fiscal year through the United States of America Securities and Exchange Commission’s EDGAR system or on the www.dbxus.com website, and (y) such Borrower shall not be required to deliver such annual financial statements to any Lender if such annual financial statements are delivered (in appropriate, printable electronic format) to the Administrative Agent for posting to the Electronic Platform within such 120 day period;

(b) as soon as available, but in any event within 75 days after the end of the first semiannual accounting period in each fiscal year of such Borrower, a copy of such Borrower’s statement of assets and liabilities as at the end of such semiannual period, together with the related schedule of investments and statements of operations and changes in net assets for such period, provided that (x) such Borrower shall not be required to deliver such semi-annual financial statements to any Credit Party if such financing statements are readily available in printable format within 75 days after the end of such semiannual accounting period through the United States of America Securities and Exchange Commission’s EDGAR system or on the www.dbxus.com website, and (y) such Borrower shall not be required to deliver such semiannual financial statements to any Lender if such semiannual financial statements are delivered (in appropriate, printable electronic format) to the Administrative Agent for posting to the Electronic Platform within such 75 day period;

(c) as soon as available, but in any event not later than 10 Business Days after the end of each fiscal quarter of such Borrower, a statement of net assets of such Borrower, provided that (x) such Borrower shall not be required to deliver such statement of net assets to any Credit Party if the information contained in such statement of net assets is readily available in printable format within 10 Business Days after the end of such quarterly period through the United States of America Securities and Exchange Commission’s EDGAR system or on the www.dbxus.com website, and (y) such Borrower shall not be required to deliver such statement of net assets to any Lender if such statement of net assets is delivered (in appropriate, printable electronic format) to the Administrative Agent for posting to the Electronic Platform within such 10 Business Day period;

(d) as soon as available, but in any event not later than 10 days after the end of each calendar month, a statement of net assets of the Borrower as of such calendar month;

(e) simultaneously with the delivery or availability of the financial statements or statements of net assets referred to in paragraphs (a) through (d) of this Section 6.1, such Borrower shall deliver to the Administrative Agent and each Lender a duly completed certificate of a duly authorized representative of such Borrower, substantially in the form of Exhibit F hereto, provided that such Borrower shall not be required to deliver such certificate to any Lender if such certificate is delivered (in appropriate, printable electronic format) to the Administrative Agent for posting to the Electronic Platform;

(f) prompt written notice of any contest by such Borrower referred to in Sections 6.5 or 6.6;

(g) promptly after the execution thereof, copies of (i) all amendments or other changes to the Fundamental Policies of such Borrower, and (ii) all material amendments or other material changes to the Organization Documents of such Borrower, all investment advisory contracts to which such Borrower is a party, and any new investment advisory contracts entered into by such Borrower after the Effective Date;

(h) prompt written notice in the event that such Borrower decides to seek the approval of the Board or, if necessary, its shareholders to effect a change in any of its Fundamental Policies; and

(i) promptly after request therefor, such other information as any Credit Party may reasonably request from time to time.

Section 6.2    Notice of Material Events

Such Borrower shall furnish or cause to be furnished to each Credit Party prompt written notice of the following, together with a statement of a duly authorized representative (who shall be acceptable to the Administrative Agent) of such Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a) the occurrence of any Event of Default with respect to such Borrower;

(b) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting such Borrower that, if adversely determined, could in the good faith opinion of such Borrower reasonably be expected to result in a Material Adverse Effect with respect to such Borrower; and

(c) the occurrence of any other development that has resulted in, or in the reasonable determination of such Borrower would constitute, a Material Adverse Effect with respect to such Borrower.

Section 6.3    Legal Existence

The Company shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

Section 6.4    Insurance

Such Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are customarily insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

Section 6.5    Payment of Indebtedness and Performance of Obligations

The Company and each Series shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect on such Borrower or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of such Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Company and such Series, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.6    Observance of Legal Requirements

The Company and each Series shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to it, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of such Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.

Section 6.7    Books and Records; Visitation

Such Borrower shall (a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior written notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that an Event of Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Administrative Agent and each other Credit Party to visit the offices of such Borrower and to discuss the properties, assets, income and financial condition of such Borrower with the duly authorized representatives thereof and to inspect the books, property and records of such Borrower, and (c) upon the reasonable request of the Administrative Agent or any other Credit Party, deliver to such Person a detailed list of assets of such Borrower.

Section 6.8    Purpose of Loans

Such Borrower shall use the proceeds of each Loan made to it to finance temporarily the repurchase or redemption of shares of such Borrower and to repay Indebtedness of such Borrower permitted pursuant to Section 7.1(a), provided that in no event shall the proceeds of such Loan be used (a) to repay or otherwise refinance any other Loan, or (b) for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to such Borrower or Regulation U.

Section 6.9    Maintenance of Status

Such Borrower will maintain at all times its Status.

ARTICLE 7.    NEGATIVE COVENANTS

With respect to each Borrower, until the Commitments have expired or been terminated and the principal of and interest on each Loan made to such Borrower and all fees and other amounts payable by such Borrower under the Loan Documents shall have been paid in full, such Borrower covenants and agrees with the Credit Parties that:

Section 7.1    Indebtedness; Senior Securities

(a) Such Borrower will not create, incur, assume or suffer to exist any liability for Indebtedness, except:

(i) Indebtedness under the Loan Documents,

(ii) Indebtedness (other than Indebtedness for borrowed money) constituting Financial Contract Liabilities (1) incurred in the ordinary course of business, (2) permitted to be incurred in accordance with its Fundamental Policies, and (3) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness, would not cause such Borrower to be in Default under Section 7.7, and

(iii) Indebtedness to the Custodian (1) incurred for the purposes of clearing and settling purchases and sales by such Borrower of securities, or (2) up to an aggregate amount not to exceed the Threshold Amount at any one time outstanding under this clause (2), (A) for temporary or emergency purposes of such Borrower, or (B) related to any foreign exchange transactions to which such Borrower is a party.

(b) Such Borrower will not issue, sell, create, incur, assume or suffer to exist any Senior Security thereof, except Senior Securities Representing Indebtedness permitted by Section 7.1(a).

Section 7.2    Liens

Such Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

(a) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which (i) are not delinquent, or (ii) are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(b) Liens imposed by law created in the ordinary course of business for which adequate reserves have been set aside in accordance with Applicable Accounting Principles (i) securing amounts not yet due, or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement of such Liens is stayed pending such contest;

(c) Liens arising out of judgments or decrees affecting the property attributable to such Borrower for which adequate reserves have been set aside in accordance with Applicable Accounting Principles and which are being contested in good faith and by appropriate proceedings diligently conducted, provided that enforcement thereof is stayed pending such contest;

(d) Liens created or arising under the Loan Documents;

(e) (i) Liens arising under the Custody Agreement and securing obligations (other than Indebtedness) of such Borrower thereunder, to the extent such obligations arose in the ordinary course of business, and (ii) Liens arising under the Custody Agreement and securing Indebtedness of such Borrower thereunder to the extent such Indebtedness is permitted by Section 7.1, and

(f) Liens in respect of obligations of such Borrower arising from any Financial Contract, provided that each such obligation is incurred in the ordinary course of business and in accordance with its Fundamental Policies.

Section 7.3    [Intentionally Omitted].

Section 7.4    Restricted Payments

Such Borrower will not declare, make or otherwise pay, or allow to be declared, made or otherwise paid, any Restricted Payment, except:

(a) such Borrower may declare, make or otherwise pay any Restricted Payment if, immediately before and after giving effect thereto, (i) no Event of Default with respect to such Borrower shall exist or would occur, or (ii) no principal of any Loan made to such Borrower shall or would be outstanding, and

(b) such Borrower may make or otherwise pay any Restricted Payment as may be reasonably required to maintain such Borrower’s status as a “regulated investment company” under the Code and otherwise reduce or eliminate its own federal and state income taxes, provided that, immediately before and after giving effect thereto, no Event of Default shall or would exist (i) as a result of such Borrower’s failure to pay any principal, interest, fees or other amounts due hereunder as the same shall become due and payable or (ii) pursuant to Section 8.1(h) or Section 8.1(i).

Section 7.5    Valuation

Such Borrower will not for purposes of the Loan Documents or financial reporting, value any Investment or other property thereof other than in accordance with applicable law (including the ICA) and its Prospectus.

Section 7.6    Amendments and Changes

(a) Such Borrower will not amend or otherwise modify its Custody Agreement in any way which would adversely affect the rights or remedies of the Administrative Agent or any Lender under the Loan Documents.

(b) Such Borrower will not change its fiscal year if such change would have a Material Adverse Effect. Subject to Section 1.3, such Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.

Section 7.7    Financial Covenants

(a) Such Borrower will not permit the Asset Coverage Ratio to be less than          at any time.

(b) Such Borrower shall not at any time permit (i) its Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of such Borrower under its Fundamental Policies, (ii) its Senior Debt to exceed the maximum amount of Senior Debt that would be permitted to be incurred by or for the account of such Borrower on such date under the ICA or other applicable law, or (iii) its Indebtedness to exceed the sum of (A)     % of (x) the Maximum Borrowing Value of such Borrower’s Margin Stock minus (y) all Ordinary Liabilities to the extent not in excess of the amount determined under clause (x) immediately above, plus (B) the excess, if any, of (x) the Maximum Borrowing Value of such Borrower’s Non-Margin Assets over (y) all Ordinary Liabilities to the extent in excess of the amount determined under clause (A)(x) immediately above.

Section 7.8    Investment

Such Borrower will not purchase, acquire, or otherwise have exposure to, any Investment, other than Permitted Investments.

ARTICLE 8.    EVENTS OF DEFAULT

Section 8.1    Events of Default

Each of the following shall constitute an “Event of Default” with respect to a Borrower:

(a) any principal of any Loan to such Borrower shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any interest on any Loan made to such Borrower or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable by such Borrower under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation, warranty or certification made or deemed made by or on behalf of such Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) (i) such Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 7.7(a) and such failure shall continue unremedied for a period of one Business Day, or (ii) such Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.3, 6.8 or 6.9 or in Article 7 (other than Section 7.7(a)) to be observed or performed by such Borrower;

(e) such Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1) to be observed or performed by such Borrower, and such failure shall continue unremedied for a period of 30 days after an officer or an authorized representative of such Borrower shall, or reasonably should, have obtained knowledge thereof;

(f) such Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness thereof when and as the same shall become due and payable (after giving effect to any applicable grace period or notice requirement);

(g) any event or condition occurs that results in any Material Indebtedness of such Borrower becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Series, or the debts of the Company or any Series, or of a substantial part of the assets of the Company or any Series, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Series or for a substantial part of the assets of the Company or any Series; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any Series shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this

Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) such Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) the Investment Adviser to such Borrower shall fail to be DBX Advisors, or an Affiliate thereof, (ii) the custodian for all of the assets of such Borrower shall fail to be The Bank of New York Mellon, or an Affiliate thereof, or any successor thereto agreed to in writing by the Administrative Agent in its sole and absolute discretion, (iii) the sole administrator for such Borrower shall fail to be The Bank of New York Mellon, or an Affiliate thereof, or any successor thereto agreed to in writing by the Administrative Agent in its sole and absolute discretion, or (iv) the independent auditors for such Borrower shall fail to be Ernst & Young LP;

(l) DBX Advisors, shall fail to be an Affiliate of Deutsche Bank AG;

(m) one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against such Borrower and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Borrower to enforce any such judgment;

(n) any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to such Borrower, such Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(o) the suspension of registration of such Borrower’s shares or the commencement of any proceeding for such purpose;

(p) a Change of Circumstance shall have occurred;

(q) such Borrower shall (i) make or maintain any Investment other than as permitted by the ICA and its Fundamental Policies, or (ii) amend or otherwise modify its Fundamental Policies;

(r) such Borrower shall make a Redemption Payment at any time that (i) Loans are outstanding to such Borrower and (ii) any other Event of Default with respect to such Borrower shall have occurred and be continuing; or

(s) such Borrower’s shares shall be suspended from trading on The New York Stock Exchange for more than two consecutive days upon which trading in shares generally occurs on such exchange, or shall be delisted.

Section 8.2    Remedies

If any Event of Default shall occur and be continuing with respect to a Borrower then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may and at the request of Required Lenders shall, by notice to such Borrower, take either or both of the following actions, at the same or different times: (a) declare the Commitments hereunder to make Loans to such Borrower terminated, and thereupon the Commitments to make Loans to such Borrower shall terminate immediately and/or (b) declare the Loans made to such Borrower then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans made to such Borrower so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of such Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in the case of any event described in paragraph (h) or (i) of Section 8.1, all Commitments shall automatically terminate and the principal of all Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

ARTICLE 9. THE ADMINISTRATIVE AGENT

Section 9.1    Appointment and Authority

Each Credit Party hereby irrevocably appoints The Bank of New York Mellon to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the other Credit Parties, and the Borrowers shall not have rights as a third party beneficiary of any of such provisions except with respect to certain provisions contained in Section 9.6.

Section 9.2    Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3    Exculpatory Provisions

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any debtor relief law referred to in clause (d) of the defined term “Defaulting Lender” or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any such debtor relief law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Article 9) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default with respect to a Borrower unless and until written notice describing such Default is given to the Administrative Agent by such Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4    Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of another Credit Party, the Administrative Agent may presume that such condition is satisfactory to such other Credit Party unless the Administrative Agent shall have received notice to the contrary from such other Credit Party one full Business Day prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent public accounting firm and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accounting firm or experts.

Section 9.5    Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.6    Resignation of Administrative Agent

The Administrative Agent may at any time give notice of its resignation to the other Credit Parties and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Credit Parties, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that if the Administrative Agent shall notify the Borrowers and the other Credit Parties that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Credit Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each other Credit Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.7    Non Reliance on Administrative Agent and Other Credit Parties

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8    Withholding

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States of America or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any Borrower and without limiting the obligation of such Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

ARTICLE 10.     MISCELLANEOUS

Section 10.1    Notices

Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, or sent by electronic transmission in “portable document format”, as follows:

(a) if to any Borrower, to it                                          ; or

(b) if to the Administrative Agent, to it at, (i) in all cases,                                          ; or

(c) if to any other Credit Party, to its address (or facsimile number or e-mail address ) set forth on its signature page hereof.

Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

Each Lender agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that notices and other communications required under, or made pursuant to, Article 2 which are delivered or furnished by electronic communication shall be delivered or furnished to the Administrative Agent in “portable document format”. In furtherance of the foregoing, each Lender hereby agrees to notify the Administrative Agent in writing, on or before the date such Lender becomes a party to this Credit Agreement, of such Lender’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lender). Each of the Administrative Agent and any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes: (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Borrower hereby acknowledges that: (i) the Administrative Agent may make available to the Lenders Specified Materials by posting some or all of the Specified Materials on an Electronic Platform; (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, the Electronic Platform is provided and used on an “As Is,” “As Available” basis; and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

Each Lender hereby agrees that notice to it in accordance with this Section 10.1(b) specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Credit Agreement, constitute effective delivery to such Lender of such Specified Materials.

EACH LENDER: (I) ACKNOWLEDGES THAT THE SPECIFIED MATERIALS, INCLUDING INFORMATION FURNISHED TO IT BY ANY BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THE LOAN DOCUMENTS, MAY INCLUDE MATERIAL, NON-PUBLIC INFORMATION CONCERNING A BORROWER OR ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES; AND (II) CONFIRMS THAT: (A) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL, NON-PUBLIC INFORMATION; (B) IT WILL HANDLE SUCH MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH PROCEDURES AND APPLICABLE LAWS, INCLUDE FEDERAL AND STATE SECURITIES LAWS; AND (C) IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CONTACT PERSON WHO MAY RECEIVE SPECIFIED MATERIALS THAT MAY CONTAIN MATERIAL, NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAWS.

Section 10.2    Waivers; Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Credit Parties would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective except as provided in Section 10.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of any payment for any Loan, the Scheduled Commitment Termination Date (other than pursuant to Section 2.3), any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments (other than pursuant to Section 2.3), without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata treatment of the Lenders, including, without limitation, the pro rata sharing of payments required hereby and the pro rata reduction of Commitments required hereby, without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made or payment under the Loan Documents is to be made, or add additional borrowers, without the written consent of each Lender, or (vi) change Section 7.7(a) (other than an increase in the ratio appearing therein) without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Section 10.3    Expenses; Indemnity; Damage Waiver

(a) Each Borrower shall pay (i) its Pro-rata Share of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by each Credit Party, including the reasonable and documented fees and disbursements of counsel, in connection with the enforcement or protection of its rights against such Borrower under the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder to such Borrower, including all such reasonable and documented out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Each Borrower shall indemnify each Credit Party (together with any sub-agent of the Administrative Agent) and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related costs and expenses (collectively, “Losses”), including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by such Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by such Borrower of its obligations under the Loan Documents or the consummation by such Borrower of the Transactions or any other transactions contemplated thereby, (ii) any Loan made to such Borrower or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing with respect to such Borrower, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto. Subject to Section 9.3(c), nothing herein contained shall prevent or prohibit any Borrower from bringing any action against any Credit Party to recover any Losses suffered by such Borrower to the extent caused by such Credit Party’s failure to exercise due care in the performance of its obligations under the Loan Documents. The parties hereto expressly agree that, in the absence of fraud, gross negligence or willful misconduct on the part of any Credit Party (as found by a final and nonappealable decision of a court of competent jurisdiction), such Credit Party shall be deemed to have exercised due care.

(c) To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s pro rata share (based on a fraction, the numerator of which is the sum of the outstanding principal balance of such Lender’s Loans plus such Lender’s unused Commitment, and the denominator of which is the sum of the principal balance of the Loans of all Lenders plus the aggregate unused Commitments of all Lenders, in each case determined as of the earlier to occur of the time that the applicable unreimbursed expense or indemnity payment is sought and the last date upon which the denominator set forth above is greater than zero) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. In the event that (i) any Lender shall have paid to the Administrative Agent any amount pursuant to this Section 10.3(c) relating to any Losses payable by any Borrower under Section 10.3(b), and (ii) it is found (by a final and nonappealable decision of a court of competent jurisdiction in any action brought by such Borrower) that the Administrative Agent failed to exercise due care (within the meaning of Section 10.3(b)), then promptly after demand therefor by such Lender, the Administrative Agent shall repay to such Lender the amount of such payment to the extent that (X) such failure gave rise to such Losses, and (Y) such Lender shall not have been reimbursed therefor by such Borrower. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.6(d).

(d) To the extent permitted by applicable law, each Borrower and each Credit Party agrees that it shall not assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable promptly but in no event later than 10 days after written demand therefor.

Section 10.4    Successors and Assigns

(a) Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower shall assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Investment Vehicle, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $        , unless each of the Administrative Agent and, so long as no Event of Default with respect to any such Borrower has occurred and is continuing, each Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition (A) the consent of each Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required, provided that if (x) an Event of Default, with respect to any Borrower has occurred and is continuing at the time of such assignment the consent of such Borrower shall not be required or (y) such assignment is to a Person who, immediately prior to such assignment was already a Lender, no consent shall be required from any Borrower; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender;

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $         (provided that the payment of such fee shall not be required for an assignment by a Lender to an affiliate thereof), and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) Prohibited Assignments. No such assignment shall be made to (1) any Borrower or any Borrower’s Affiliated Persons, (2) a natural person, (3) any Defaulting Lender or any Affiliate thereof, or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this paragraph (v).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender under the Loan Documents, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the affected Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, only with respect to its Commitment and Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any Affiliated Person of a Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit

Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Section 3.3 and 3.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.6(e) as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States of America Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.4 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.4(d) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5    Survival

All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.3, 3.4 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitments or the termination of this Credit Agreement or any provision hereof.

Section 10.6    Counterparts; Integration; Effectiveness; Electronic Execution

(a) Counterparts; Integration; Effectiveness. This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to one or more Credit Parties constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission or electronic transmission in “portable document format” shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.7    Severability

In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8    Right of Setoff

If an Event of Default with respect to a Borrower shall have occurred and be continuing, each Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of such Borrower against any of and all the obligations of such Borrower now or hereafter owing under the Loan Documents to such Lender, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation on such indebtedness, provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.7 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender or its Affiliates may have.

Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process

(a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b) The Company and each Fund hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Company or any Fund, or any of its property, in the courts of any jurisdiction.

(c) The Company and each Fund hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.

Section 10.10    WAIVER OF JURY TRIAL

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11    Headings

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.12    Interest Rate Limitation

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 10.13    Treatment of Certain Information

Each Lender agrees with each Borrower to use reasonable precautions to keep confidential, in accordance with such Lender’s customary procedures for handling confidential information of the same nature, all non-public information supplied by such Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to such Lender, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by such Lender within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of its respective Related Parties, or (on a confidential basis) to any direct, indirect or prospective counterparty (and its advisors), to any swap, derivative or securitization transaction related to the obligations under this Credit Agreement, as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or participants or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) on a confidential basis, to any rating agency, insurer or insurance broker, or direct or indirect provider of credit protection to a Lender or any of its Related Parties, (vi) in connection with any litigation to which such Lender is a party, (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to such Lender on a non-confidential basis from a source other than such Borrower, or (C) was available to such Lender on a non-confidential basis prior to its disclosure to such Lender by such Borrower; and (viii) to the extent such Borrower shall have consented to such disclosure in writing. Each Lender agrees that it will not purchase or sell securities of any Borrower for its own account while in possession of any Information with respect to such Borrower. Each Lender acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning a Borrower, its Related Parties or such Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict any Lender from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, the Bank to disclose to such Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, any Lender to inform such Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action. Nothing in this Credit Agreement or the Loan Documents shall prevent any of the parties hereto and their respective directors, officers, employees, agents and advisors from disclosing to any and all Persons the Tax treatment and Tax structure of the transactions contemplated by this Credit Agreement.

Section 10.14    USA Patriot Act Notice

Each Credit Party hereby notifies each Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Credit Party to identify such Borrower in accordance with the Patriot Act.

Section 10.15    ICA Bank

No Person shall be or become a Lender hereunder unless such Person is a “bank” within the meaning of Section 2(a)(5) of the ICA.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective duly authorized representatives as of the date first above written.

DBX ETF TRUST, acting on behalf of and for the account of each series or portfolio thereof listed on Schedule 2 hereof

By:
Name:
Title:

By:
Name:
Title:

DBX ETF Trust – Credit Agreement

THE BANK OF NEW YORK MELLON, as Administrative Agent

By:
Name:
Title:

DBX ETF Trust – Credit Agreement

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

Address for notices:

DBX ETF Trust – Credit Agreement

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

Address for notices:

DBX ETF Trust – Credit Agreement

HSBC BANK USA, N.A.

By:
Name:
Title:

Address for notices:

DBX ETF Trust – Credit Agreement

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

Address for notices:

DBX ETF Trust – Credit Agreement